Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the previously filed Registration Statement of Derycz Scientific, Inc. on Form S-8 (File No. 333-169823) of our report dated September 28, 2011, relating to the consolidated financial statements of Derycz Scientific, Inc. and Subsidiaries as of June 30, 2011 and 2010 and for the years then ended which appear in Derycz Scientific, Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the Securities and Exchange Commission on September 28, 2011. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

September 28, 2011
Los Angeles, California